Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated April 14, 2008 (which includes explanatory paragraphs relating to the restatement of the 2006 financial statements and the Company’s adoption of Financial Accounting Standards Board (FASB) Statement No. 158, Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans – An Amendment of FASB Statements No. 87, 88, 106 and 132(R) in 2006) with respect to the consolidated financial statements of 1ST Constitution Bancorp and Subsidiaries included in the Annual Report on  Form 10-K for the year ended December 31, 2007 which is incorporated by reference in this Registration Statement. We consent to the incorporation by reference in the Registration Statement of the aforementioned report and to the use of our name as it appears under the caption “Experts.”

/s/ Grant Thornton LLP
Philadelphia, Pennsylvania
January 27, 2009